Exhibit 10.3
AETHER HOLDINGS, INC.
ADDENDUM TO STOCK OPTION AGREEMENT
     Aether Holdings, Inc. (the “Corporation”) has issued you three option grants dated October 25, 1999 and three option grants dated July 25, 2001 (the “Options”) under its 1999 Equity Incentive Plan (the “1999 Plan”). Each Option entitles you to acquire a specified number (the “Option Shares”) of shares of the Corporation’s common stock, at specified prices per share (the “Exercise Price”) pursuant to the provisions of the 1999 Plan and the grant agreements. This Addendum to Stock Option Agreement (the “Addendum Agreement”) will modify one or more provisions governing your Options. By signing this Addendum Agreement, you agree to be bound by the modified terms and restrictions included herein. However, except as modified herein, the 1999 Plan and the grant agreements remain in full force and effect. In addition, only the Options specifically identified above are modified by this Addendum Agreement and any other options granted to you by the Corporation remain subject to the 1999 Plan and stock option agreements governing such grants.
     Attached to this Addendum Agreement, as Schedule I, are the details of the grants covering the Options. Schedule I specifies the number of Option Shares, the Exercise Price, the Date of Grant, and other details of your Options. The Options are subject in all respects, except as modified herein by the Addendum Agreement, to the applicable terms and restrictions of the 1999 Plan and the grant agreements.
     In addition to the terms and restrictions in the 1999 Plan and grant agreements, the following terms and restrictions apply to each Option and shall govern if a conflict arises with the 1999 Plan or the terms of the grant agreements held by you:

Option Expiration Rules:	For each of the three option grants dated October 25, 1999, as identified on Schedule I, such options shall become exerciseable on or after January 1, 2009 and shall remain exercisable until midnight on October 25, 2009.[1]

1	These option grants cannot be exercised beyond the date that is ten years following the original grant date, which is October 25, 1999.

For the three option grants dated July 25, 2001, as identified on Schedule I, such options shall become exerciseable on or after January 1, 2011 and shall remain exerciseable until midnight on July 25, 2011.[2]

Any options not exercised within the time periods set forth above shall expire and be forfeited.

Notwithstanding the foregoing, all options otherwise exerciseable within the fixed schedules set forth above shall become immediately exerciseable upon a change of control (as defined under Section 409A of the Internal Revenue Code) that occurs prior to the first date that such options may be exercised.

2	These options grants cannot be exercised beyond the date that is ten years following the original grant date, which is (July 25, 2001).

          IN WITNESS WHEREOF, the parties hereto have caused this Addendum to Stock Option Agreement to be duly executed either individually or by their respective authorized officers as of October 31, 2006.

AETHER HOLDINGS, INC.
/s/ David B. Meister
By: David B. Meister
Its: Senior Vice President and Chief Financial Officer

OPTION HOLDER
/s/ J. Carter Beese, Jr.
By: J. Carter Beese, Jr.

Schedule 1 —
J. Carter Beese, Jr.

# Option	Exercise
Shares	Price	Date of Grant	Expiration Date

12,600	$16.00	October 25, 1999	October 25, 2009
4,000	$16.00	October 25, 1999	October 25, 2009
4,000	$16.00	October 25, 1999	October 25, 2009
18,000	$8.54	July 25, 2001	July 25, 2011
5,000	$8.54	July 25, 2001	July 25, 2011
5,000	$8.54	July 25, 2001	July 25, 2011

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